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                                                                      Exhibit 15



May 23, 2000



Board of Trustees and Shareholders of
ProLogis Trust:


We are aware that ProLogis Trust has incorporated by reference in its Registration Statement Nos. 33-91366, 33-92490, 333-4961, 333-31421, 333-38515,
333-52867, 333-26597, 333-74917, 333-75893, 333-79813, 333-69001, 333-86081,
333-95739 and 333-36578 its Form 10-Q for the quarter ended March 31, 2000, which includes our report dated May 9, 2000, covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933 (the "Act"), those reports are not considered a part of the registration statements prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.


Very truly yours,




/s/ ARTHUR ANDERSEN LLP